UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Ring Energy, Inc.

(Name of Issuer)

Class A common stock, par value $0.001 per share

(Title of Class of Securities)

76680V108

(CUSIP Number)

Harsha Marti

General Counsel

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

(212) 878-0600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 18, 2024

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus & Company US, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Partners II (US), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) Energy LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) Energy GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P)-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP Energy Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP Energy Partners Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) XII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus (E&P) XII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-1, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII Stronghold Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII (E&P) Partners (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS WP XII (E&P) Partners (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII-E (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII-D (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity (E&P) XII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON PN

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

SC 13D/A

1	NAMES OF REPORTING PERSONS Warburg Pincus LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 39,920,643
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 39,920,643

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,920,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 20.1%[1]
14	TYPE OF REPORTING PERSON OO

[1]	Based on 198,172,372 shares issued and outstanding as of August 6, 2024 based on information from the Issuer’s Quarterly Report on Form 10-Q filed on August 6, 2024.

Item 1. Security and Issuer.

This Amendment No. 4 to Schedule 13D (the “Statement”) relates to the shares of Common Stock, $0.001 par value per share (“Common Stock”), of Ring Energy, Inc., a Nevada corporation (the “Issuer”), whose principal executive office is located at 1725 Hughes Landing Blvd. Suite 900, The Woodlands, Texas 77380. This Amendment amends the Schedule 13D (the “Original Schedule 13D”), filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2022, Amendment No. 1, filed with the SEC on October 31, 2022 (“Amendment No. 1”), Amendment No. 2, filed with the SEC on August 25, 2023 (“Amendment No. 2,”), and Amendment No. 3, filed with the SEC on March 6, 2024 (“Amendment No. 3” and together with the Original Schedule 13D, the “Schedule 13D”). All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D. Except as specifically provided herein, this Amendment does not modify any of the information previously reported in the Schedule 13D.

Item 2. Identity and Background

(a)-(c), (f)

This Schedule 13D is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

(i)	Warburg Pincus Energy (E&P)-A, L.P.
(ii)	WP Energy Stronghold Holdings, L.P.
(iii)	WP Energy Partners Stronghold Holdings, L.P.
(iv)	Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC
(v)	Warburg Pincus Energy (E&P) Partners-A, L.P.
(vi)	Warburg Pincus Private Equity (E&P) XII (A), L.P.
(vii)	Warburg Pincus Private Equity (E&P) XII-D (A), L.P.
(viii)	Warburg Pincus Private Equity (E&P) XII-E (A), L.P.
(ix)	WP XII (E&P) Partners (A), L.P.
(x)	WP XII (E&P) Partners (B), L.P.
(xi)	WP XII Stronghold Holdings, L.P.
(xii)	Warburg Pincus XII (E&P) Partners-1, L.P.
(xiii)	Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC
(xiv)	Warburg Pincus Energy (E&P) Partners-B, L.P.
(xv)	Warburg Pincus (E&P) XII, L.P.
(xvi)	Warburg Pincus (E&P) XII LLC
(xvii)	Warburg Pincus XII (E&P) Partners-2, L.P.
(xviii)	Warburg Pincus Partners II (US), L.P.
(xix)	Warburg Pincus & Company US, LLC (“Warburg Pincus”)
(xx)	Warburg Pincus (E&P) Energy GP, L.P.
(xxi)	Warburg Pincus (E&P) Energy LLC
(xxii)	Warburg Pincus & Co.
(xxiii)	Warburg Pincus LLC

The principal business of the Reporting Persons is investing in securities, including securities of the Issuer. The principal business address of the Reporting Persons is c/oWarburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

(d)-(e)

During the last five years, the Reporting Person has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, the Reporting Person has not been party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended as follows:

(a)– (b) The information relating to the beneficial ownership of the Common Stock by each of the Reporting Persons set forth in Rows 7 through 13 of the cover pages hereto is incorporated by reference herein and is as of the date hereof. Such information assumes there are 198,172,372 shares of Common Stock outstanding as of August 6, 2024, as reported on the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2024.

The securities reported herein were previously received by the Reporting Persons pursuant to a distribution by Stronghold Energy II Operating, LLC (“Stronghold OpCo”) to its members on March 4, 2024, as disclosed in Amendment No. 3. On September 18, 2024, certain of the Reporting Persons sold an aggregate of 6,200,000 shares of Common Stock at a price of $1.64 per share pursuant to Rule 144 under the Securities Act of 1933 (the “Rule 144 Sale”), including: 1,750,260 shares sold by Warburg Pincus Energy (E&P)-A, L.P.; 1,116,930 shares sold by WP Energy Stronghold Holdings, L.P.; 91,450 shares sold by WP Energy Partners Stronghold Holdings, L.P.; 105,710 shares sold by Warburg Pincus Energy (E&P) Partners-A, L.P.; 35,650 shares sold by Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC; 1,132,895 shares sold by Warburg Pincus Private Equity (E&P) XII (A), L.P.; 27,187 shares sold by Warburg Pincus Private Equity (E&P) XII-D (A), L.P.; 41,137 shares sold by Warburg Pincus Private Equity (E&P) XII-E (A), L.P.; 74,090 shares sold by WP XII (E&P) Partners (A), L.P.; 1,616,309 shares sold by WP XII Stronghold Holdings, L.P.; 190,650 shares sold by Warburg Pincus XII (E&P) Partners-1, L.P.; and 17,732 shares sold by Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC.

Following the Rule 144 Sale, the shares of Common Stock are directly held as follows: 11,269,598 shares held by Warburg Pincus Energy (E&P)-A, L.P.; 7,191,704 shares held by WP Energy Stronghold Holdings, L.P.; 588,829 shares held by WP Energy Partners Stronghold Holdings, L.P.; 680,647 shares held by Warburg Pincus Energy (E&P) Partners-A, LP; 229,544 shares held by Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC; 7,294,499 shares held by Warburg Pincus Private Equity (E&P) XII (A), L.P.; 175,052 shares held by Warburg Pincus Private Equity (E&P) XII-D (A), L.P.; 264,873 shares held by Warburg Pincus Private Equity (E&P) XII-E (A), L.P.; 477,052 shares held by WP XII (E&P) Partners (A), L.P.; 10,407,112 shares held by WP XII Stronghold Holdings, L.P.; 1,227,560 shares held by Warburg Pincus XII (E&P) Partners-1, L.P.; and 114,173 shares held by Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC.

Warburg Pincus is the general partner of Warburg Pincus Partners II (US), L.P., which is the managing member of Warburg Pincus (E&P) Energy LLC and Warburg Pincus (E&P) XII LLC. Warburg Pincus (E&P) Energy LLC is the general partner of Warburg Pincus (E&P) Energy GP, L.P., which is the general partner of Warburg Pincus Energy (E&P)-A, L.P., WP Energy Stronghold Holdings, L.P., WP Energy Partners Stronghold Holdings, L.P., Warburg Pincus Energy (E&P) Partners-A, L.P., and Warburg Pincus Energy (E&P) Partners-B, L.P. Warburg Pincus Energy (E&P) Partners-B, L.P. is the managing member of Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC. Warburg Pincus (E&P) XII LLC is the general partner of Warburg Pincus (E&P) XII, L.P., which is the general partner of Warburg Pincus XII (E&P) Partners-1, L.P., Warburg Pincus XII (E&P) Partners-2, L.P., WP XII Stronghold Holdings, L.P., WP XII (E&P) Partners (A), L.P., WP XII (E&P) Partners (B), L.P., Warburg Pincus Private Equity (E&P) XII (A), L.P., Warburg Pincus Private Equity (E&P) XII-D (A), L.P., and Warburg Pincus Private Equity (E&P) XII-E (A), L.P. Warburg Pincus XII (E&P) Partners-2, L.P. is the managing member of Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC (Warburg Pincus and the other entities listed in this paragraph, collectively, the “Warburg Entities”). In such capacities, each of the Warburg Entities may be deemed to beneficially own the reported securities.

Pursuant to a Director Nomination Agreement, dated August 31, 2022, by and between , among others, the Issuer and Stronghold OpCo, Stronghold OpCo and its permitted transferees have the right to designate two directors to serve on the board of directors of the Issuer, subject to certain approval rights of the Issuer. One of the designated directors, Roy Ben-Dor, is a managing director of Warburg Pincus.

Each of the Reporting Persons and Roy Ben-Dor disclaims beneficial ownership of the securities reported herein (except for such securities directly held by such Reporting Person) and this report shall not be deemed an admission that the Reporting Persons or Roy Ben-Dor are the beneficial owners of such securities for purposes of Section 13 or for any other purposes.

(c) Except for the Rule 144 Sale, the Reporting Persons have not effected any transactions related to the Common Shares in the past 60 days.

(d) None.

(e) None.

Item 7. Materials to be Filed as Exhibits.

Exhibit I	Joint Filing Agreement amongst the Reporting Persons hereto, dated as of September 20, 2024.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 20, 2024

WARBURG PINCUS (E&P) ENERGY GP, L.P.

By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) ENERGY LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P)-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-D (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-E (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII (E&P) PARTNERS (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII (E&P) PARTNERS (B), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-1, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII, L.P.

By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS PARTNERS II (US), L.P.

By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS & COMPANY US, LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP ENERGY STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Waburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP ENERGY PARTNERS STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Waburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B STRONGHOLD, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WP XII STRONGHOLD HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2 STRONGHOLD, LLC

By:	Warburg Pincus XII (E&P) Partners-2, L.P., its managing member
By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS & CO.

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

WARBURG PINCUS LLC

By:	/s/ Harsha Marti
Name:	Harsha Marti
Title:	Authorized Signatory

Schedule I

Set forth below is the name, position and present principal occupation of each of the general partners of Warburg Pincus & Co. (“WP”) and members of Warburg Pincus LLC (including its subsidiaries, “WP LLC”). Except as otherwise indicated, the business address of each of such persons is 450 Lexington Avenue, New York, New York 10017, and each of such persons is a citizen of the United States.

GENERAL PARTNERS OF WP

NAME	PRESENT PRINCIPAL OCCUPATION IN ADDITION TO POSITION WITH WP, AND POSITIONS WITH THE REPORTING ENTITIES
Gregory C. Baecher	Partner of WP; Member and Managing Director of WP LLC
Lee Becker	Partner of WP; Member and Managing Director of WP LLC
Roy Ben-Dor	Partner of WP; Member and Managing Director of WP LLC
Damon Beyer	Partner of WP; Member and Managing Director of WP LLC
Anthony Robert Buonanno	Partner of WP; Member and Managing Director of WP LLC
Thomas Carella	Partner of WP; Member and Managing Director of WP LLC
Brian Chang	Partner of WP; Member and Managing Director of WP LLC
Ruoxi Chen	Partner of WP; Member and Managing Director of WP LLC
Mark M. Colodny	Partner of WP; Member and Managing Director of WP LLC
Casey Ryan Dalton	Partner of WP; Member and Managing Director of WP LLC
Cary J. Davis	Partner of WP; Member and Managing Director of WP LLC
Peter Deming	Partner of WP; Member and Managing Director of WP LLC
Tony Eales	Partner of WP; Member and Managing Director of WP LLC
Adrienne Filipov	Partner of WP; Member and Managing Director of WP LLC
Eric Friedman	Partner of WP; Member and Managing Director of WP LLC
Bradford Garvey	Partner of WP; Member and Managing Director of WP LLC
Timothy F. Geithner	Partner of WP; Member, Managing Director and Chairman of WP LLC
Steven G. Glenn	Partner of WP; Member and Managing Director of WP LLC
Jeffrey Goldfaden	Partner of WP; Member and Managing Director of WP LLC
Parag Gupta	Partner of WP; Member and Managing Director of WP LLC
Edward Y. Huang	Partner of WP; Member and Managing Director of WP LLC
Peter R. Kagan	Partner of WP; Member and Managing Director of WP LLC
Charles R. Kaye	Partner of WP; Member, Managing Director and Chairman of WP LLC
Deborah Kerr	Partner of WP; Member and Managing Director of WP LLC
Adam Krainson	Partner of WP; Member and Managing Director of WP LLC
Amr Kronfol	Partner of WP; Member and Managing Director of WP LLC
Rajveer Kushwaha	Partner of WP; Member and Managing Director of WP LLC
Zachary D. Lazar	Partner of WP; Member and Managing Director of WP LLC
Samuel Lipsick	Partner of WP; Member and Managing Director of WP LLC
Jeffrey Luse	Partner of WP; Member and Managing Director of WP LLC
Harsha Marti	Partner of WP; Member and Managing Director of WP LLC
Vishnu Menon	Partner of WP; Member and Managing Director of WP LLC
Douglas Musicaro	Partner of WP; Member and Managing Director of WP LLC
James Neary	Partner of WP; Member and Managing Director of WP LLC
James O’Gara	Partner of WP; Member and Managing Director of WP LLC
Parag K. Gupta	Partner of WP; Member and Managing Director of WP LLC
Michael Pan	Partner of WP; Member and Managing Director of WP LLC
Andrew Park	Partner of WP; Member and Managing Director of WP LLC
Jeffrey Perlman	Managing General Partner of WP; Managing Member and Chief Executive Officer of WP LLC
Charles Redlick	Partner of WP; Member and Managing Director of WP LLC

Chandler Reedy	Partner of WP; Member and Managing Director of WP LLC
John Rowan	Partner of WP; Member and Managing Director of WP LLC
Justin L. Sadrian	Partner of WP; Member and Managing Director of WP LLC
Todd Schell	Partner of WP; Member and Managing Director of WP LLC
Gaurav Seth	Partner of WP; Member and Managing Director of WP LLC
John W. Shearburn	Partner of WP; Member and Managing Director of WP LLC
Richard Siewert	Partner of WP; Member and Managing Director of WP LLC
Ashutosh Somani	Partner of WP; Member and Managing Director of WP LLC
David Sreter	Partner of WP; Member and Managing Director of WP LLC
Jeffrey Stein	Partner of WP; Member and Managing Director of WP LLC
Alexander Stratoudakis	Partner of WP; Member and Managing Director of WP LLC
Jacob Strauss	Partner of WP; Member and Managing Director of WP LLC
Shari Tepper	Partner of WP; Member and Managing Director of WP LLC
Christopher H. Turner	Partner of WP; Member and Managing Director of WP LLC
James W. Wilson	Partner of WP; Member and Managing Director of WP LLC
Daniel Zamlong	Partner of WP; Member and Managing Director of WP LLC
Daniel Zilberman	Partner of WP; Member and Managing Director of WP LLC
Lauren Zletz	Partner of WP; Member and Managing Director of WP LLC
WP & Co. Partners, L.P.*
Warburg Pincus Principal Partnership, L.P.**

*	New York limited partnership; primary activity is ownership interest in WP
**	Delaware limited partnership; primary activity is ownership interest in WP

MEMBERS OF WP LLC

NAME	PRESENT PRINCIPAL OCCUPATION IN ADDITION TO POSITION WITH WP LLC, AND POSITIONS WITH THE REPORTING ENTITIES
Saurabh Agarwal (1)	Member and Managing Director of WP LLC
Jonas Agesand (2)	Member and Managing Director of WP LLC
Gregory C. Baecher	Member and Managing Director of WP LLC; Partner of WP
Lee Becker	Member and Managing Director of WP LLC; Partner of WP
Roy Ben-Dor	Member and Managing Director of WP LLC; Partner of WP
Damon Beyer	Member and Managing Director of WP LLC; Partner of WP
Anthony Robert Buonanno	Member and Managing Director of WP LLC; Partner of WP
Thomas Carella	Member and Managing Director of WP LLC; Partner of WP
Brian Chang	Member and Managing Director of WP LLC; Partner of WP
Ruoxi Chen	Member and Managing Director of WP LLC; Partner of WP
Julian Cheng (5)	Member and Managing Director of WP LLC
Mark M. Colodny	Member and Managing Director of WP LLC; Partner of WP
Casey Ryan Dalton	Member and Managing Director of WP LLC; Partner of WP
Cary J. Davis	Member and Managing Director of WP LLC; Partner of WP
Peter Deming	Member and Managing Director of WP LLC; Partner of WP
Yi Ding (4)	Member and Managing Director of WP LLC
Yilong Du (5)	Member and Managing Director of WP LLC
Min Fang (4)	Member and Managing Director of WP LLC
Tony Eales	Member and Managing Director of WP LLC; Partner of WP
Adrienne Filipov	Member and Managing Director of WP LLC; Partner of WP
Max Fowinkel (3)	Member and Managing Director of WP LLC
Eric Friedman	Member and Managing Director of WP LLC; Partner of WP
Bradford Garvey	Member and Managing Director of WP LLC; Partner of WP
Timothy F. Geithner	Member, Managing Director and Co-Chair of WP LLC; Partner of WP
Steven G. Glenn	Member and Managing Director of WP LLC; Partner of WP
Jeffrey G. Goldfaden	Member and Managing Director of WP LLC; Partner of WP
Parag K. Gupta	Member and Managing Director of WP LLC; Partner of WP
Edward Y. Huang	Member and Managing Director of WP LLC; Partner of WP
Faisal Jamil (6)	Member and Managing Director of WP LLC
Peter R. Kagan	Member and Managing Director of WP LLC; Partner of WP
Charles R. Kaye	Member and Co-Chair of WP LLC; Partner of WP
Deborah Kerr	Member and Managing Director of WP LLC; Partner of WP
Adam Krainson	Member and Managing Director of WP LLC; Partner of WP
Amr Kronfol	Member and Managing Director of WP LLC; Partner of WP
Rajveer Kushwaha	Member and Managing Director of WP LLC; Partner of WP
Zachary D. Lazar	Member and Managing Director of WP LLC; Partner of WP
Samuel Lipsick	Member and Managing Director of WP LLC; Partner of WP
Jeffrey Luse	Member and Managing Director of WP LLC; Partner of WP
Vishal Mahadevia	Member of WP LLC and Managing Director of Warburg Pincus India Private Limited
Harsha Marti	Member and Managing Director of WP LLC; Partner of WP
Michael Martin	Member and Managing Director of WP LLC; Partner of WP
Vishnu Menon	Member and Managing Director of WP LLC; Partner of WP
Henrique Muramoto (8)	Member and Managing Director of WP LLC
Douglas Musicaro	Member and Managing Director of WP LLC; Partner of WP
James Neary	Member and Managing Director of WP LLC; Partner of WP
Hoi Ying Ng (5)	Member and Managing Director of WP LLC
René Obermann (3)	Member and Managing Director of WP LLC
James O’Gara	Member and Managing Director of WP LLC; Partner of WP

Narendra Ostawal (1)	Member of WP LLC and Managing Director of Warburg Pincus India Private Limited
Michael Pan	Member and Managing Director of WP LLC; Partner of WP
Andrew Park	Member and Managing Director of WP LLC; Partner of WP
Jeffrey Perlman	Member and Managing Director of WP LLC; Partner of WP
Charles Redlick	Member and Managing Director of WP LLC; Partner of WP
Chandler Reedy	Member and Managing Director of WP LLC; Partner of WP
David Reis (3)	Member and Managing Director of WP LLC
John Rowan	Member and Managing Director of WP LLC; Partner of WP
Justin L. Sadrian	Member and Managing Director of WP LLC; Partner of WP
Anish Saraf (1)	Member of WP LLC and Managing Director of Warburg Pincus India Private Limited
Adarsh Sarma	Member and Managing Director of WP LLC
Viraj Sawhney (1)	Member of WP LLC and Managing Director of Warburg Pincus India Private Limited
Todd Schell	Member and Managing Director of WP LLC; Partner of WP
Gaurav Seth	Member and Managing Director of WP LLC; Partner of WP
Richard Siewert	Member and Managing Director of WP LLC; Partner of WP
Leo Long Shi (4)	Member and Managing Director of WP LLC
Ashutosh Somani	Member and Managing Director of WP LLC; Partner of WP
David Sreter	Member and Managing Director of WP LLC; Partner of WP
Jeffrey Stein	Member and Managing Director of WP LLC; Partner of WP
Alexander Stratoudakis	Member and Managing Director of WP LLC; Partner of WP
Jacob Strauss	Member and Managing Director of WP LLC; Partner of WP
Shari Tepper	Member and Managing Director of WP LLC; Partner of WP
Michael Thompson (6)	Member and Managing Director of WP LLC
Christopher H. Turner	Member and Managing Director of WP LLC; Partner of WP
Zhen Wei (5)	Member and Managing Director of WP LLC
James W. Wilson	Member and Managing Director of WP LLC; Partner of WP
Bo Xu (4)	Member and Managing Director of WP LLC
Daniel Zamlong	Member and Managing Director of WP LLC; Partner of WP
Lei Zhang (4)	Member and Managing Director of WP LLC
Qiqi Zhang (4)	Member and Managing Director of WP LLC
Langlang Zhou (4)	Member and Managing Director of WP LLC
Lilian Zhu (4)	Member and Managing Director of WP LLC
Daniel Zilberman	Member and Managing Director of WP LLC; Partner of WP
Lauren Zletz	Member and Managing Director of WP LLC; Partner of WP

(1)	Citizen of India
(2)	Citizen of Sweden
(3)	Citizen of Germany
(4)	Citizen of China
(5)	Citizen of Hong Kong
(6)	Citizen of United Kingdom
(7)	Citizen of Italy
(8)	Citizen of Brazil

As of September 20, 2024